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Exhibit 10.1


                              AETHLON MEDICAL, INC.
                       3030 Bunker Hill Street, Suite 4000
                           San Diego, California 92109

                                  July 24, 2008

VIA ELECTRONIC TRANSMISSION

Mr. James A. Joyce
3030 Bunker Hill Street,
Suite 4000 San Diego,
California 92109

         Re: CONVERSION OF PAST DUE SALARY

Dear Jim:

         This letter will serve to memorialize and confirm the agreement between Aethlon Medical, Inc. ("AEMD") and James A. Joyce ("Mr. Joyce" or "you") that in lieu of $35,000 owed to you for unpaid salary, the Company will issue you 100,000 shares of common stock of AEMD. The shares will be issued to you at the price of $0.35 per share, the closing price on July 24, 2008. Accordingly, $35,000 of unpaid salary due to you shall be considered paid in full and satisfied. The conversion arrangement shall be of no further force or effect. AEMD shall issue an 8K describing the conversion agreement between AEMD and you.

         Kindly acknowledge your agreement with the foregoing, by signing the acknowledgment below and returning a copy of this letter to the Board of Directors of AEMD.


                                                   Very Truly Yours,

                                                   Aethlon Medical, Inc.


                                                   By:  /s/ Richard Tullis
                                                       ----------------------
                                                   Title:  Director

Agreed and Accepted:


/s/ James A. Joyce
--------------------
Mr. James A. Joyce